Exhibit 5.3

Reinhart Boerner Van Deuren s.c.
P.O. Box 2965
Milwaukee, WI 53201-2965
1000 North Water Street
Suite 1700
Milwaukee, WI 53202
Telephone: 414-298-1000
Facsimile: 414-298-8097
November 12, 2014	Toll Free: 800-553-6215 reinhartlaw.com

Owens Corning	Sidley Austin LLP
One Owens Corning Parkway	One South Dearborn Street
Toledo, OH 43659	Chicago, IL 60603

Ladies and Gentlemen:

We have acted as local Wisconsin counsel to CDC Corporation, a Wisconsin corporation (the “Guarantor”), in connection with (i) the issuance and sale by Owens Corning, a Delaware corporation (“Parent”), of $400,000,000 aggregate principal amount of Parent’s 4.20% Senior Notes due 2024 (the “Debt Securities”), and (ii) the guarantee (the “Guarantee”) to be issued by the Guarantor to holders of the Debt Securities, pursuant to the prospectus supplement dated November 4, 2014, supplementing the prospectus dated February 16, 2012 that forms a part of the Parent’s Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-179542) filed on February 16, 2012 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Debt Securities and the Guarantee are being issued under an Indenture dated as of June 2, 2009, as supplemented by the Supplemental Indenture dated June 8, 2009, the Second Supplemental Indenture dated as of May 26, 2010, the Third Supplemental Indenture dated as of October 22, 2012, and the Fourth Supplemental Indenture dated as of November 12, 2014 (as so supplemented, the “Indenture”) among Parent, the Guarantor, certain other subsidiaries of Parent who will issue guarantees of the Debt Securities under the Indenture and Wells Fargo Bank, National Association, as trustee. This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion we have, with your permission, relied on an officer’s certificate as to certain factual matters. In rendering this opinion we have, with your permission, assumed without investigation, verification or inquiry that all signatures on the documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete; each such document that is original is authentic and each such document that is a copy conforms to an authentic original.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Guarantor is a corporation validly existing under the laws of the State of Wisconsin and, based solely on a certificate issued by the Wisconsin Department of Financial Institutions (the “Department”) on November 12, 2014: (a) the Guarantor has filed with the Department during its most recently completed report year the required annual report; and (b) Articles of Dissolution of the Guarantor have not been filed with the Department.

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Owens Corning

Sidley Austin LLP

November 12, 2014

2. The Guarantor has the corporate power and authority to enter into, and perform its obligations under, the Indenture and the Guarantee.

3. The execution, delivery and performance of the Indenture and the Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

4. The Indenture and the Guarantee have been duly executed and delivered by the Guarantor.

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is being provided solely in connection with the Registration Statement. This opinion may not be used for any other purpose, or filed with or disclosed to any governmental authority without our prior written consent.

We hereby consent to the filing of this letter as an Exhibit to the Parent’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

REINHART BOERNER VAN DEUREN s.c.

BY

Benjamin G. Lombard